August 30,1999

Eric Miles

239 Lead King Drive

Castle Rock, CO 80104

Dear Eric,

We are pleased that you are considering joining us at The Vantive Corporation (the "Company"). The purpose of this letter is to set forth the offer of employment that we have discussed.

We propose that you begin employment with the Company as Vice President of Marketing, reporting to Tom Thomas, Vantive's Chief Executive Officer. The effective date of your employment will be on or before October 4, 1999.

Your base salary, before deductions, computed on an annual basis and beginning on the date you become an employee of the Company, will be initially $200,000 per year. Such base salary shall be paid in installments in accordance with the Company's payroll policy for services performed prior to the date of payment. You will be eligible for a review of your base salary 6 (six) months from your original date of employment. You will be eligible to participate in the Executive Management Bonus Plan, based on Company, Marketing, and individual performance, which is targeted at 50% or $100,000 annually. You will be guaranteed a bonus on-target for your first six months.

You are being granted a Sign-On Bonus of $25,000, which can be paid within 30 days of your initial date of employment or at the end of 90 or 120 days of employment. You will need to designate which payout schedule is to be in force as part of your offer acceptance.

To assist you with mortgage payment differential over your first year, Vantive will also grant you an additional $7,750 per quarter as a set Mortgage Assistance Bonus. These four bonus payments will be granted at the end of Q4, '99; the end of Q1,'00; the end of Q2, '00; and the end of Q3,'00. Each will then be paid out at the next regular Payroll period, and will be subject to usual withholdings. Both the Sign-On Bonus and the Mortgage Assistance Bonus will be repayable (i.e. net amount) should you leave Vantive within 1 year of your start date.

You are also being granted a maximum of $100,000 to be used for relocation and temporary living costs. Such amount must be utilized within your first 24 months of employment. You will need to retain and submit receipts against the relocation funds for reimbursement, in instances where items are not billed directly to the Company. Vantive has a relationship with two moving companies and, should you avail yourself of their services, the cost of moving will be direct billed to Vantive. We expect a maximum of three months to serve as a transition period from your home in Denver to the San Jose area and understand that you may choose during that period to fly home every other week, trusting your ability to manage work deliverables and family connections.

All of the above special bonuses and relocation funds are subject to your being an active, full time employee at the time their payment is generated.

Subject to the approval of the Board of Directors and your execution of the Company's form of stock option agreement, you shall be awarded stock options under the Company's Stock Purchase and Option Plan to purchase 150,000 shares of the common stock of the Company. This option agreement will vest over a 48-month period at the rate of 6/48 after the first full six months of employment, and 1/48 per month thereafter. The price per share of this option agreement will be the fair market value of a share of common stock of the Company as of the date of grant as determined by the Board of Directors (generally within two weeks of your start date.)

The Company's CEO will propose to the Compensation Committee of the Board of Directors at its next scheduled meeting (September 15, 1999) that you be included in the Executive Retention and Severance Plan adopted by the Company in December 1998, (relating to change of control of the Company).

This offer of employment is expressly subject to your executing the Company's standard form of non-disclosure agreement in the form enclosed with this letter as well as your agreement to follow all other rules, guidelines, and policies that the Company may announce from time to time. The non-disclosure agreement must be signed and returned to Vantive Human Resources in Santa Clara, California, and received on or before your start date.

This offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or by the Company at any time for any reason.

Please note that on your first day of work, you will be asked to complete a range of employment forms, including a US Employment Eligibility Verification (I-9) form. The forms must be completed within three business days of the date your employment begins, and will require your presenting acceptable documentation of that eligibility. Failure to do so may result in suspension without pay or termination.

After you have commenced employment at Vantive, you authorize the Company to capture your employee-related information in its worldwide database. This information will be stored as part of your personnel record. You agree to cooperate fully with such information requests from your manager or Human Resources. Vantive will guarantee to do everything in its power to secure this system and protect the sensitivity and integrity of the information.

You shall be entitled to receive all other benefits of employment generally available to the Company's other employees. All amounts payable to you as taxable compensation shall be subject to income tax withholdings as required by federal, state, and/or local authorities, and any other applicable withholding.

We hope that you will accept this offer, and look forward to your becoming a member of the leadership team. Be advised that this offer of employment is valid only until September 8, 1999. Please acknowledge acceptance of this offer by signing and dating this letter and returning it to me on or before that date. This offer is completely and fully expressed in this document. No other terms, conditions, benefits, or compensation elements not expressed herein will apply as part of this offer under any circumstances, whether expressed verbally or in any other written form by the hiring manager, any other individual from The Vantive Corporation, or any third-party agent outside the Company. This letter is not to be modified or amended except by written agreement, signed by the Company and by you.

Sincerely,

Donna Allen Taylor

Vice President, Human Resources

I agree to the terms and conditions of employment set forth above.

/s/ Eric Miles                                                          9/8/99

Eric Miles                                                              Date